EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS AUGUST 2004 PERFORMANCE

            HOUSTON, Sept. 1, 2004 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in August 2004 for its Continental Express operating fleet.

            During the month, ExpressJet flew 692.2 million revenue passenger miles (RPMs), up 29.1 percent versus August 2003, and increased available seat miles (ASMs) by 23.9 percent compared with August 2003.  ExpressJet's August load factor was 73.6 percent, a 2.9 point improvement over August 2003.  The company flew 65,575 block hours, compared with 53,345 block hours in August 2003, and operated 36,343 departures, versus 31,043 departures in August 2003.

            Also in August, ExpressJet accomplished a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 98.6 percent.  In August 2003, ExpressJet’s controllable completion factor was 99.4 percent and its total completion factor was 97.2 percent.

            During the month, ExpressJet accepted delivery of one 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 238 jets.  The company also announced new service between Huatulco, Mexico and Houston’s George Bush Intercontinental Airport.

            ExpressJet Airlines, Inc. operates as Continental Express, the regional jet provider for Continental Airlines.  With service to approximately 140 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.

            ExpressJet Airlines employs approximately 6,500 people and is owned by ExpressJet Holdings, Inc.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS AUGUST 2004 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

August	2004		2003		Change

Revenue Passenger Miles (000)	692,249		536,252		29.1	Percent

Available Seat Miles (000)	940,072		758,477		23.9	Percent

Passenger Load Factor	73.6	Percent	70.7	Percent	2.9	Points

Block Hours	65,575		53,345		22.9	Percent

Departures	36,343		31,043		17.1	Percent

YEAR-TO-DATE	2004		2003		Change

Revenue Passenger Miles (000)	4,869,918		3,655,931		33.2	Percent

Available Seat Miles (000)	6,864,610		5,385,745		27.5	Percent

Passenger Load Factor	70.9	Percent	67.9	Percent	3.0	Points

Block Hours	482,805		382,412		26.3	Percent

Departures	268,565		232,011		15.8	Percent

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